Exhibit 99.1

410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Lawrence E. Washow Joins Oil-Dri’s Board of Directors

CHICAGO – February 26, 2013 – Oil-Dri Corporation of America (NYSE: ODC) announced today that Lawrence Washow, former President and Chief Executive Officer of AMCOL International Corporation, was appointed to its Board of Directors and Audit Committee, effective today.

Mr. Washow was named a Director of AMCOL in 1998 and became President and Chief Executive Officer in May of 2000. Lawrence retired from these roles as of December 31, 2010.

Richard M. Jaffee, Board Chairman stated, “We are delighted to have Larry on Oil-Dri’s Board of Directors. I am confident that his global experience in minerals, mining, manufacturing and distribution will be of great value to Oil-Dri.”

Mr. Washow received his bachelor’s degree in Communications from Miami University in Oxford, Ohio and earned an MBA from Northwestern University in Evanston, Illinois.

In 2011, Mr. Washow began and continues serving as a Board Member of First Bauxite Corporation and as a Board Member and Partner of Eudora Global, LLC.

Mr. Washow will fill the Board and Audit Committee vacancies created by the resignation of Arnold W. Donald on January 23, 2013. Mr. Donald’s resignation was in connection with his recent appointment to the Board of Directors of Bank of America Corporation.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission.

Investor Relations Contact

Reagan Culbertsonreagan.culbertson@oildri.com
(312) 706 3256